Gladstone Commercial Corporation Public Non-Listed Senior Common Stock Offering Dealer Manager: Gladstone Securities, LLC Filed pursuant to Rule 433 Registration Statement No. 333-190931

Forward-Looking Statements
This free writing prospectus has been prepared for informational purposes only from information supplied by Gladstone Commercial Corporation. All statements contained in this free writing prospectus, other than historical facts, may constitute “forward-looking statements” within the meaning of
Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Words such as
“anticipates,” “expects,” “intends,” “plans,” “believes,” “seeks,” “estimates”
and variations of these words and other similar expressions are intended to identify forward-looking statements. Readers should not rely upon forward-
looking statements because the matters that they describe are subject to known and unknown risks and uncertainties that could cause Gladstone
Commercial Corporation’s business, financial condition, liquidity, results of operations, funds from operations or prospects to differ materially from those expressed in or implied by such statements. Such risks and uncertainties are disclosed under the caption “Risk Factors” in the prospectus supplement and the accompanying prospectus for the offering to which this free writing prospectus relates, in Gladstone Commercial Corporation’s most recent
Annual Report on Form 10-K, in Gladstone Commercial Corporation’s
Quarterly Reports on Form 10-Q and in the other information that Gladstone
Commercial Corporation files with the SEC.  Other than as required by applicable law, Gladstone Commercial Corporation shall have no obligation or undertaking to update or revise any forward looking statements to reflect any change in expectations, results or events.

Free Writing Prospectus
Neither the Securities and Exchange Commission, or SEC, nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or the adequacy of this free writing prospectus, the prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.
This free writing prospectus only relates to the securities of Gladstone Commercial Corporation described in the prospectus supplement, dated September 24, 2013, as amended from time to time, and the accompanying prospectus, dated September 24, 2013, that was included in Gladstone Commercial
Corporation’s registration statement on Form S-3 (File No. 333-190931) which was filed with the SEC on
August 30, 2013. This free writing prospectus should be read in conjunction with the prospectus supplement and the accompanying prospectus.
To view the prospectus supplement and the accompanying prospectus which relate to this offering, click the following link:
http://www.sec.gov/Archives/edgar/data/1234006/000119312513375953/d601475d424b5.htm or on the
website that relates to this offering at www.GladstoneCommercial.info.
Gladstone Commercial Corporation’s central index key on the SEC’s Web site is 0001234006.
Gladstone Commercial Corporation has filed a registration statement, including a prospectus and a prospectus supplement, with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus and the prospectus supplement in that registration statement and other documents Gladstone Commercial Corporation has filed with the SEC for more complete information about Gladstone Commercial Corporation and this offering. You may obtain these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov or by clicking on the links above.
Alternatively, Gladstone Commercial Corporation, any underwriter or any dealer participating in the offering will arrange to send to you the prospectus and prospectus supplement if you request it by contacting Gladstone Securities, LLC, 1521 Westbranch Drive, Suite 100, McLean, VA 22102; Attention:
Investor Relations or by calling 1 (703) 287-5893.

Risk Factors

Risks Relating to Our Senior Common Stock and this Offering:
There is no established public trading market for shares of Senior Common Stock, and we have no plans to list these shares on a national securities exchange.
We established the offering price of shares of Senior Common Stock on an arbitrary basis, and, as a result, the actual value of your investment may be substantially less than what you pay.
The calculation of the Exchange Ratio could result in a deterrent to your exchanging shares of Senior Common Stock for shares of Listed Common Stock if shares of Listed Common Stock are trading at lower levels at the time that you desire to exchange your shares.
Your ability to redeem shares of Senior Common Stock pursuant to our share redemption program is limited to the proceeds generated by our distribution reinvestment plan, and the share redemption program may be amended, suspended or terminated by our Board at any time without stockholder approval.
If you do not agree with the decisions of our Board, then you will not be able to influence changes in our policies and operations because holders of shares of Senior Common Stock will generally have no voting rights.
Our charter contains restrictions on the ownership and transfer of shares of our capital stock, and these restrictions may inhibit your ability to sell your shares of Senior Common Stock promptly, or at all.
Our Dealer Manager is one of our affiliates, and, therefore, an investor in shares of Senior Common Stock would not have the benefit of an independent underwriter who has performed an independent due diligence review.
Highly leveraged tenants and borrowers may be unable to pay rent or make mortgage payments, which could adversely affect our cash available to make distributions to holders of our Senior Common Stock.
An investment in shares of Senior Common Stock involves substantial risks. You should purchase our securities only if you can afford a complete loss of your investment.  Please read and consider the risk factors in the prospectus supplement and prospectus before purchasing any securities.  The most significant risk factors include:

Risk Factors (continued)
Risks Relating to Our Company and Our Operations
Our business strategy relies heavily on external financing, which may expose us to risks associated with leverage such as restrictions on additional borrowing and payment of distributions to stockholders, risks associated with balloon payments, and risk of loss of our equity upon foreclosure.
We are subject to certain risks associated with real estate ownership and lending which could reduce the value of our investments, including but not limited to, changes in the general economic climate; changes in local conditions such as an oversupply of space or reduction in demand for real estate; changes in interest rates and the availability of financing; competition from other available space; and changes in laws and governmental regulations, including those governing real estate usage, zoning and taxes.
Our properties may be subject to impairment charges, which could adversely affect our results of operations.
Illiquidity of real estate investments may make it difficult for us to sell properties in response to market conditions and our properties may include special use and single or multi-tenant properties that may be difficult to sell or re-lease upon tenant defaults or early lease terminations which could harm our financial condition and ability to make distributions.
Our real estate investments have a limited number of tenants, many of which are small- and medium-sized businesses, and are concentrated in a limited number of industries, which subjects us to an increased risk of significant loss if any one of these tenants is unable to pay or if particular industries experience downturns.

Risk Factors (continued)
Risks Relating to Our Company and Our Operations (continued from previous slide)
We may be unable to renew leases, lease vacant space or re-lease space as leases expire, which could adversely affect our business and our ability to make distributions to our stockholders.
We may enter into sale-leaseback transactions, whereby we would purchase a property and then lease the same property back to the person from whom we purchased it. If a sale-leaseback transaction is re-
characterized in a tenant’s bankruptcy proceeding, our financial condition could be adversely affected.
We are dependent upon our key management personnel, who are employed by our Adviser, for our future success, particularly David Gladstone, Terry Lee Brubaker, and Robert Cutlip.
Our success depends on the performance of our Adviser and if our Adviser makes inadvisable investment or management decisions, our operations could be materially adversely impacted.
We may have conflicts of interest with our Adviser and other affiliates, including but not limited to the following conflicts: (i) our Adviser may realize substantial compensation on account of its activities on our behalf, and may, therefore, be motivated to approve acquisitions solely on the basis of increasing compensation to itself; (ii) we may experience competition with our affiliates for financing transactions;
(iii) our Adviser may earn fee income from our borrowers or tenants; and (iv) our Adviser and other affiliates could compete for the time and services of our officers and directors.
If we fail to qualify as a REIT, our operations and dividends to stockholders would be adversely impacted.
To the extent that our distributions represent a return of capital for tax purposes, you could recognize an increased capital gain upon a subsequent sale of your stock.

Offering Summary: Senior Common Stock

Issuer: Gladstone Commercial Corporation
Current Status: A public reporting company with 17,715,958 shares of Listed Common Stock outstanding (symbol: GOOD)
Security Offered: Senior Common Stock (registered, non-listed)
Distribution Preference: Distribution payments have a senior preference over
Listed Common Stock but are subordinate to
Preferred Stock
Distribution Rate: $1.05 per share per annum, declared daily and paid at the rate of $0.0875 per share per month
Please note: distributions are not guaranteed
Offer Price: $15 per share
Shares Offered: 3,000,000 shares in primary offering and 500,000 shares pursuant to distribution reinvestment plan
Minimum Purchase: 200 shares having an aggregate minimum purchase price of $3,000
The information on this page is accurate as of August 8, 2014. Past performance is not indicative of future results.

Offering Summary: Senior Common Stock (continued)
Initial Liquidity: Non-listed, but with limited liquidity through share redemption program based upon cash
proceeds generated by distribution
reinvestment plan
Conversion Liquidity: Holders of Senior Common Stock have the right to convert into shares of Listed Common Stock five
years after the date on which shares of Senior
Common Stock were originally purchased
Conversion Ratio: Purchase price ($15.00) divided by the
greatest of:
(i) the closing trading price of Listed Common
Stock on the date on which shares of Senior
Common Stock were originally issued,
(ii) the book value per share of the Listed
Common Stock as determined as of the date on
which shares of Senior Common Stock were
originally issued, or
(iii) $13.68

Preferred Stock
Senior Common Stock
Common Stock

♦

GLADSTONE COMMERCIAL

The Importance of Being Senior to Listed Common
Please Note: Distributions on Senior Common Stock have preference over those paid on Listed Common Stock, but are subordinate to those paid on existing and future series of Preferred Stock

Additional Information
Annual distributions to be paid on 3 million shares of Senior Common Stock would be $3.15 million
Total distributions paid to Listed Common Stockholders for the year ended
December 31, 2013 were $19.7 million
The distribution on the Listed Common Stock was $0.125 per month or $1.50 for the last 12 months
Cumulative: Distributions paid on shares of Senior Common Stock cannot be decreased and are cumulative
Successful track record of not reducing distributions on Listed Common Stock
since inception in 2003   Please note: distributions are not guaranteed
Valuation: The value of shares of Senior Common Stock will be published every quarter beginning with the quarter ending September 30, 2014
Not Callable: Shares of Senior Common Stock are generally not callable prior to
September 1, 2017
The information on this page is accurate as of August 8, 2014. Past performance is not indicative of future results.

Fees & Expenses
If Gladstone Commercial sells 3,000,000 shares of the Senior Common
Stock in the primary offering, 11% of the proceeds will be used to pay sales commissions, dealer manager fees, and other offering expenses
Gladstone Commercial pays its affiliated investment adviser, Gladstone
Management Corporation:
—
(i) an advisory fee of 2% of total stockholders’ equity less the value of any preferred shares, and
—
(ii) a performance-based incentive fee

What kind of REIT is Gladstone Commercial?
Gladstone Commercial is a publicly-traded equity REIT incorporated in 2003 to purchase commercial and industrial properties that are leased to tenants pursuant to triple net leases (e.g., the tenant pays taxes, insurance and maintenance)
Gladstone Commercial files annual and quarterly reports, proxy statements and other information with the SEC, issues press releases, conducts quarterly earnings calls with stockholders and has a full-scale investor relations department that utilizes a publicly-available investor relations website
Owns 93 properties in the US:
—
purchase price was $826 million
—
geographically diversified in 23 states
—
diversified by property type in 17 distinct tenant industries
—
diversified by 80 different tenants
—
97% occupied and paying as agreed
The information on this page is accurate as of August 8, 2014.  Past performance is not indicative of future results.

Executive Management Team

Disclaimer: Past performance is not an indication of future performance
Bob Cutlip, President
Terry Brubaker, Chief Operating Officer
Over 25 years of experience investing in mid-sized and small private businesses
Current Chairman and CEO of all four Gladstone funds, public companies #7, #8, #9 and #10 in his career
Former Chairman of Allied Capital Commercial (REIT) and Allied Capital and American Capital when they were successful
Former board member of Capital Automotive REIT
MBA from Harvard Business School, MA from American University, BA from University of Virginia
Over 25 years commercial real estate operations experience
Former Managing Director at Sealy & Company, LLC, where he led the Southeast & Mid Atlantic operations for a vertically integrated real estate operating company
Former EVP of First Industrial Realty Trust where he directed the acquisition and development business activities in 26 markets in North America
Former Regional EVP of Duke-Weeks Realty, responsible for development, acquisitions and operations of the Mid-Atlantic region
Former National Chairman of National Association of Industrial and Office Properties
MBA from University of Southern California, MS in Civil Engineering from Vanderbilt University, BA in Civil
Engineering from U.S. Air Force Academy
Over 25 years of experience in managing businesses
Currently COO and head of portfolio management for all four Gladstone public funds
Previously on the acquisition team of James River Corp., as it grew from $200 million to $7 billion in revenues
Former group VP of two operating divisions at James River with 2,300 employees, $440 million in revenue and 14 locations
After James River, was CEO of two businesses with 800 employees, $250 million in revenue and 4 locations
Former consultant with McKinsey & Company
MBA from Harvard Business School; BSE in Aeronautical Engineering from Princeton University
David Gladstone, Chairman and CEO

Senior GOOD Leadership Team

Matt Tucker, Managing Director, Northeast and Midwest Regions
Buzz Cooper, Senior Managing Director, South and Southeast Regions
Andrew White, Managing Director, Western Region
More than 60 professionals as part of the Gladstone Team
Disclaimer: Past performance is not an indication of future performance
Manages regional acquisition and asset management activities; joined  Gladstone in August of 2013
Over 25 years of experience of real estate investing experience
Formerly held senior positions with MetLife Real Estate Investments, ING Realty Partners, Berwind
Property Group and MIG Real Estate
Manages regional acquisition and asset management activities; over 12 years with Gladstone
Over 25 years of real estate investing experience
Former principal of Allied Commercial Corporation REIT, where his responsibilities ranged from buying loans from RTC and banks to making real estate backed loans
Manages regional acquisition and asset management activities; over 9 years with Gladstone
Over 15 years experience of real estate investing experience
Formerly held investment and advisory positions with Liquid Realty Partners, SG Capital Partners and Chase Securities Inc.

Dual Focus on Tenant and Real Estate Underwriting

Conduct an MAI Appraisal on each
property
Site visit to review property
Survey brokers in the area to verify
the value of similar properties
Phase I or II environmental report
and sometimes purchase
environmental liability insurance
Conduct a Property Assessment to
assure the building is structurally
sound
Zoning and title report to assure that
there are no deed problems
Due Diligence on the Real Estate
Detailed underwriting of the
tenant’s business
Review tenant’s financial
statements and projections
Prove out the cash flow of the
tenant’s business
Evaluate the management of the
tenant’s business
Determine the tenant’s risk rating
and the probability of default
using a proprietary tenant risk
rating system
Due Diligence on the Tenant

Investment Strategy

National operation: Expanding across the U.S. for opportunities and diversification
Key real estate: Own properties that are key to the tenants’ operations and that have favorable configuration and location traits
Middle market tenants: Use the Gladstone team’s credit methods to underwrite middle market tenants to achieve better than market returns
Investment Criteria:
•
Transaction Size: $5MM - $50MM
•
Property Type:  Single tenant and anchored multi-tenant industrial, office and medical properties
•
Transaction Type:  Third party acquisition, sale-leaseback, build-to-suit JV, build-to-suit forward purchase
•
Lease Terms:  NNN; term of 7+ years
•
Location:  Strong markets in the path of growth
Disclaimer: Past performance is not an indication of future performance

16 Geographic Diversity of Gladstone Commercial’s Properties The information on this page is accurate as of August 8, 2014.

Gladstone Commercial’s Focus on Certain Industries
Areas Where Opportunities Exist to Own Properties
•
Light manufacturing
•
Manufacturing of small products (plastic closures, disposable tableware)
•
Specialty manufacturing
•
Special purpose buildings with a conditional use permit (paper manufacturing, commercial bakery)
•
Established software companies
•
With large amount of computer equipment (data center)
•
Offices
•
Headquarter or regional offices of the business (electronics, telecommunications)
•
Business services
•
Service companies with logistic services (consumer products)
•
Medical  services/Healthcare
•
Buildings used to deliver medical services (medical practice)
•
Warehouses
•
Logistics operations or distribution centers with long-term leases
•
Specialty retailing
•
Special purpose retail outlets (drug stores)

Tenant Mix
(as a % of Total Rent)
Tenant Industry Mix
(as a % of Total Rent)
No significant concentration in any tenant or in any industry.
Highly Diversified Tenant Mix
Disclaimer: Past performance is not an indication of future performance
As of 8/8/14
Company A  - 7%
Company B  - 4%
Company C - 3%
Company D - 3%
Company E - 3%
Company F  - 3%
Company G - 2%
Company H  - 2%
Company I - 2%
Company J - 2%
All remaining tenants - 69%
Telecommunications  - 19%
Automobile  - 13%
Healthcare, Education & Childcare  - 11%
Electronics  - 8%
Personal, Food & Miscellaneous Services  - 8%
Diversified/Conglomerate Manufacturing  - 6%
Chemicals, Plastics & Rubber - 5%
Beverage, Food & Tobacco  - 4%
Personal & Non-Durable Consumer Products - 4%
Machinery  - 4%
Buildings and Real Estate  - 3%
Containers, Packaging & Glass  - 3%
Printing & Publishing  - 3%
Diversified/Conglomerate Services  - 2%
Childcare  - 2%
Oil & Gas - 2%
Banking  - 2%
Education  - 1%
Home & Office Furnishings  - 1%

Target Asset Mix – 46% Office / 42% Industrial

Current Portfolio Mix
(as a % of Total Rent)
Office and industrial buildings touch most industries in the US and facilitate diversification.
Disclaimer: Past performance is not an indication of future performance
As of 6/30/14
42%
46%
8%
4%
Industrial
Office
Medical Office
Retail

Select Properties
General Motors Company
$57.0MM transaction
One of the 4 nationwide new Innovation Centers
320,000 SF office building in the Austin Technology Corridor
Debt upgraded to investment grade following the purchase
ViaSat, Inc.
$18.0MM transaction
A $1.3BN supplier of space and mobile communications systems for commercial and defense users
Mission critical 100,000 SF facility including Network Operations
Center
Located in the Denver Inverness Office Park

Disclaimer: Past performance is not an indication of future performance

Select Properties
Lear Corporation
$3.4MM transaction
170,000 SF manufacturing and distribution center
Forward purchase of a build-to-suit project
Less than one mile from Mercedes-Benz 3.7MM SF auto
assembly plant in Vance, Alabama
PTC Inc.
$14.4MM transaction
$1.3BN software supplier to the supply chain industry
92,000 SF mission critical R&D and data center facility
Located in the Minneapolis Lexington Preserve Business
Park

Disclaimer: Past performance is not an indication of future performance

Highlights
•
Strong Growth Profile Over 24 Months
–
48% Increase in Total Assets
–
50% Increase in Total FFO
–
64% Increase in Total Common Market Capitalization
•
Strong Historic and Current Returns
–
Since 2009, Exceeded the cumulative FTSE NAREIT Office/Industrial Index by
53%
•
Excellent Shareholder–Aligned Team Performance
–
Remained 97% Occupied, Rent-Paying Through the Recent Recession
–
Never Lowered the Dividend nor Missed a Payment
–
Tenured Core Leadership Team Delivering Consistent, High Quality Results

Disclaimer: Past performance is not an indication of future performance

Senior Common Stock Highlights
7% Annual
Yield:
Distribution rate of $1.05 per share per annum
Monthly
Distributions:
Paid at the rate of $0.0875 per share per month
Please note: distributions are not guaranteed
Distribution Preference:
Distribution payment preference over Listed Common
Stock but subordinate to existing and future series of Preferred Stock
Assets in Place:
Company has rent paying buildings in place
Experienced Management:
More than 50 people on management team
Conversion Liquidity:
Holders of Senior Common Stock have the option to convert
into shares of Listed Common Stock after five-years
Conditional Liquidity:
Quarterly repurchase of shares of Senior Common Stock
limited by cash proceeds generated by the reinvestment plan
Valuation:
The value of shares of Senior Common Stock will be published every quarter beginning with the quarter ending September 30, 2014